Exhibit 99.1

333 North Central Avenue — Phoenix, AZ 85004	Financial Contacts: Kathleen L. Quirk (602) 366-8016	David P. Joint (504) 582-4203	Media Contact: Eric E. Kinneberg (602) 366-7994

Freeport-McMoRan Completes

Sale of Eagle Ford Interests for $3.1 Billion

PHOENIX, AZ, June 20, 2014 – Freeport-McMoRan Copper & Gold Inc. (NYSE: FCX) announced today that its oil and gas subsidiary, Freeport-McMoRan Oil & Gas (FM O&G), has completed its previously announced sale of its Eagle Ford Shale assets to a subsidiary of Encana Corporation (Encana) (TSX, NYSE: ECA) for cash consideration of $3.1 billion, before closing adjustments from the effective date of April 1, 2014, through the closing date. The Eagle Ford assets include all of FM O&G’s interests on approximately 45,500 net acres with estimated net proved reserves totaling 59 million barrels of oil equivalents (BOE) and estimated net proved and probable reserves of 69 million BOE at year-end 2013.

The company expects to complete the acquisition of interests in the Deepwater Gulf of Mexico from Apache on June 30, 2014.

FCX is a premier U.S.-based natural resources company with an industry-leading global portfolio of mineral assets, significant oil and gas resources and a growing production profile. FCX is the world’s largest publicly traded copper producer.

FCX’s portfolio of assets includes the Grasberg minerals district in Indonesia, one of the world’s largest copper and gold deposits; significant mining operations in the Americas, including the large-scale Morenci minerals district in North America and the Cerro Verde operation in South America; the Tenke Fungurume minerals district in the Democratic Republic of Congo; and significant oil and natural gas assets in North America, including reserves in the Deepwater GOM, onshore and offshore California and in the Haynesville shale play, and an industry-leading position in the emerging shallow water Inboard Lower Tertiary/Cretaceous natural gas trend on the Shelf of the GOM and onshore in South Louisiana. Additional information about FCX is available on FCX’s website at “www.fcx.com.”

Cautionary Statement Regarding Forward-Looking Statements: This press release contains forward-looking statements, which are all statements other than statements of historical facts, such as expectations relating to completion of the pending transaction. The words “anticipates,” “may,” “can,” “plans,” “believes,” “potential,” “estimates,” “expects,” “projects”, “targets,” “intends,” “likely,” “will,” “should,” “to be,” and any similar expressions are intended to identify those assertions as forward-looking statements. FCX cautions readers that forward-looking statements are not guarantees of future performance and its actual results may differ materially from those anticipated, projected or assumed in the forward-looking statements. Important factors that can cause FCX’s actual results to differ materially from those anticipated in the forward-looking statements include the ability of the parties to satisfy customary closing conditions and consummate the proposed transaction and other factors described in more detail under the heading “Risk Factors” in FCX’s Annual Report on Form 10-K for the year ended December 31, 2013, filed with the U.S. Securities and Exchange Commission.

        Investors are cautioned that many of the assumptions on which FCX’s forward-looking statements are based are likely to change after its forward-looking statements are made, including for example commodity prices, which FCX cannot control, and production volumes and costs, some aspects of which FCX may or may not be able to control. Further, FCX may make changes to its business plans that could or will affect its results. FCX cautions investors that it does not intend to update forward-looking statements more frequently than quarterly notwithstanding any changes in FCX’s assumptions, changes in business plans, actual experience or other changes, and FCX undertakes no obligation to update any forward-looking statements.

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Freeport-McMoRan	1